Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 28, 2012, with respect to the consolidated financial statements included in the Annual Report of Aeolus Pharmaceuticals, Inc. on Form 10-K for the years ended September 30, 2012 and 2011, which includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Aeolus Pharmaceuticals, Inc. on Forms S-8 (File No. 333-12923, 333-53017, 333-33636, 333-94169, 333-58754, 333-99421, 333-98635, 333-98637, 333-115499, 333-121424, 333-121425, 333-141633 and 333-173776).

/s/ GRANT THORNTON LLP

San Diego, CA

December 28, 2012